UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2013

LHC Group
(Exact name of registrant as specified in its charter)

Delaware	001-33989	71-0918189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 West Pinhook Rd., Suite A, Lafayette, LA	70503
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (337) 233-1307

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 28, 2013, LHC Group, Inc. (the "Company") completed the previously announced acquisition of the home health service line of Addus HomeCare Corp. ("Addus"). The closing will be effective at 12:01 a.m. on March 1, 2013. All conditions to closing have been satisfied.

Pursuant to the agreement, the Company has acquired 19 home health agencies and two hospice agencies in five states. Specifically, the Company acquired 100 percent of the assets of three home health agencies in Arkansas, one home health agency and two hospice agencies in South Carolina and one home health agency in Nevada. The Company also acquired 90 percent of the assets of eight home health agencies in Illinois and six in California, with Addus retaining a 10 percent ownership interest in those locations. Both Arkansas and South Carolina are certificate of need states.

The estimated 65 and older population in the acquired service area totals 2.6 million. Annual revenue is approximately $36.7 million. Purchase price for the transaction was $20 million. The Company, a national provider of post-acute care, now operates more than 300 locations in 23 states nationwide.

The Company issued a press release announcing the completion of the acquisition of home health business from Addus, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NO.	DESCRIPTION
99.1	Press Release dated February 28, 2013

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LHC Group (Registrant)
March 1, 2013 (Date)	/s/ PETER J. ROMAN Peter J. Roman Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION
99.1	Press Release dated February 28, 2013